Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-146064, 333-146065, 333-159811 and 333-165024) and Form S-8 (Nos. 333-45280, 333-58074, 333-71870, 333-85202, 333-104078, 333-113765, 333-117892, 333-122142, 333-132466, 333-140946, 333-149452, 333-157545, and 333-165033) of Equinix, Inc. of our report dated February 22, 2010 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Switch & Data Facilities Company, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2009, which is incorporated by reference in this Current Report on Form 8-K of Equinix, Inc. dated May 3, 2010.

/s/ PricewaterhouseCoopers LLP

Tampa, Florida

May 3, 2010